Exhibit 5.1

July 12, 2006

Gulfport Energy Corporation

14313 North May Avenue

Suite 100

Oklahoma City, Oklahoma 73134

Re:	Gulfport Energy Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gulfport Energy Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as the same may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Company of 1,595,394 shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share, issuable under the Gulfport Energy Corporation Amended and Restated 2005 Stock Incentive Plan (the “Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that the Offered Shares will be issued for not less than their par value.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Offered Shares have been issued, sold and delivered in compliance with the Plan and the accompanying agreements and in the manner contemplated by the Registration Statement, the Offered Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is qualified in its entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Gulfport Energy Corporation

July 12, 2006

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.